UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of Earliest Event Reported): January 7, 2013

TELETOUCH COMMUNICATIONS, INC.

(Exact Name of Company as Specified in its Charter)

DELAWARE	001-13436	75-2556090
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5718 Airport Freeway, Fort Worth, Texas 76117

(Address of principal executive offices and zip code)

(800) 232-3888

(Company’s telephone number, including area code)

Not applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Please refer to the disclosures under Item 2.03 below which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective January 7, 2013, Teletouch Communications, Inc.’s wholly-owned subsidiary, Progressive Concepts, Inc. (together, the “Company”), entered into a Settlement Agreement with the State of Texas tax authorities (the “State”) to resolve the previously disclosed matter relating to the Company’s sales and use tax liability. Under the terms of the Settlement Agreement, the Company agreed to settle the $1,911,895.11 tax liability, which includes penalties and interest assessed through January 3, 2013 of $502,007.01, by making a series of payments to the State totaling $1,413,888,10. Under the terms of the Settlement Agreement, the Company is obligated to make the following payments: $625,000 down payment due and payable on or before January 5, 2013, plus 35 monthly payments of $22,000 and the last payment of $18,888.10. Since the completion of the tax audit, the Company has voluntarily paid $150,000 to the State against this tax liability and as part of the settlement, the State has agreed to apply these payments against the required down payment. On January 10, 2013, the Company entered into a formal payment agreement with the State and paid the $475,000 remaining due on the down payment. In the event the Company fails to make any of the foregoing payments, the full balance of the tax liability owed, together with applicable penalties and interest, will become due and payable in full. The foregoing settlement concludes the foregoing matter.

The foregoing description of the Settlement Agreement does not purport to be a complete statement of the parties’ rights and obligations thereunder and is subject to and qualified in its entirety by reference to the full text of such agreement, which contains additional terms customary to the agreement of this nature.

Item 9.01. Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 11, 2013	By:	/s/ Douglas E. Sloan
Name: Douglas E. Sloan Title: Chief Financial Officer